Exhibit 99.3

PROPOSED SALE OF ASSETS TO GRIFFIN CAPITAL CORPORATION

PLAN OF DISSOLUTION

SUSPENSION OF CASH DISTRIBUTIONS

Q.	What is the purpose of this Q&A?

A.	On August 10, 2015, Global Income Trust, Inc. entered into a definitive Purchase and Sale Agreement (the Sale Agreement) with Griffin Capital Corporation, Inc. (Griffin) for the sale of the three remaining properties in our real estate portfolio for $93.65 million in cash, less the loans that encumber the properties and will be assumed by Griffin (the Sale). The net proceeds from the Sale will be approximately $38.46 million, based on July 31, 2015 loan balances. In connection with the Sale to Griffin, the board of directors also approved the liquidation and dissolution of the REIT, whereby shareholders will receive, upon liquidation and dissolution, an aggregate amount currently estimated to be $7.01 per share in cash; and Global Income Trust will be liquidated and dissolved after the consummation of the Sale. In addition, our board of directors approved the suspension of cash distributions on our common stock effective August 4, 2015. For additional information, please read our Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on Aug. 11, 2015.

Q.	Who is Griffin?

A.	Griffin is a private real estate company that has been operating since 1995. Global Income Trust is not affiliated with Griffin.

Q.	Why is Global Income Trust entering into the Sale Agreement and proposing a liquidation now?

A.	The decision to enter into the Sale Agreement with Griffin is the culmination of a thorough review of the REIT’s strategic alternatives, which began in 2013 when the REIT engaged SunTrust Robinson Humphrey, Inc. as its strategic advisor. After a lengthy process, led by a special committee comprised solely of our independent directors, the board of directors unanimously approved the Sale to Griffin. Our board of directors concluded that the Sale, followed by a liquidation and dissolution will result in the most favorable outcome for shareholders.

Q.	Now that the Sale Agreement has been signed, what happens next?

A.	Both the Sale to Griffin and the liquidation and dissolution of the REIT require shareholder approval, which requires the filing of a proxy statement with the SEC and, potentially, responding to SEC comments. We are working to prepare a preliminary proxy statement for the proposed transactions. A final proxy statement will be mailed to shareholders and will be available on our website.

Q.	What is the required vote?

A.	A majority of the outstanding shares of common stock must approve both the proposed Sale and the liquidation and dissolution of the REIT in order for the transactions to take place.

Q.	What will happen to my shares after the closing of the Sale?

A.	If the proposed Sale and the liquidation and dissolution of the REIT are approved, shareholders will receive, upon liquidation and dissolution, an aggregate amount currently estimated to be equal to $7.01 per share in cash, for each share of common stock owned, and thereafter, the shares will be cancelled.

Q.	How long will it take? When will I receive cash in exchange for my shares?

A.	Due to the uncertainties of the SEC’s review process with respect to the proxy statement, the exact timing of the shareholder meeting is not known. However, we anticipate a special meeting will occur in the fourth quarter of 2015, and consummation of the Sale to Griffin, the liquidating distribution and dissolution will transpire shortly thereafter.

Q.	Will you continue to pay monthly distributions until the close of the proposed Sale?

In light of the pending Sale and the liquidation and dissolution of the REIT, our board of directors has suspended cash distributions effective August 4, 2015. Accordingly, we will not declare or issue any further distributions after the effective date of the suspension. The accrued distributions up to and through the effective date of the suspension will be paid to shareholders on or about September 9, 2015.

Q.	Will I have a tax consequence as a result of the proposed transactions?

A.	Tax consequences of the proposed Sale and the liquidation and dissolution of the REIT will depend on each individual’s situation. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE TRANSACTIONS TO YOUR SPECIFIC SITUATION. Please contact your tax advisor for further information.

Q.	What will happen if the Sale is not approved?

A.	If the Sale and plan of liquidation and dissolution are not approved by shareholders, the liquidation and dissolution will not occur. We will not make a distribution to shareholders; and we will continue to operate our business and pursue alternate strategic options.

Cautionary Note Regarding Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Global Income Trust, Inc. (the “Company”) intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should,” and “could,” and words and terms of similar substance. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

Some factors that might cause such a difference include, but are not limited to, the following: the Company’s inability to identify a liquidity event or, even if identified, complete a transaction on favorable terms; risks associated with the Company’s investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in the Company’s offering of its shares, including the limited number of investments made; risks of doing business internationally, including currency risks; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with debt covenants; the Company’s inability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of the Company’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; consequences of the Company’s net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the Company’s tax structuring; failure to maintain the Company’s REIT qualification; and the Company’s inability to protect its intellectual property and the value of its brand.

Given these uncertainties, the Company cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from the Company’s website at IncomeTrust.com. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Additional Information about the Proposed Transactions and Where to Find It

Global Income Trust plans to file with the Securities and Exchange Commission (the SEC) a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to shareholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT GLOBAL INCOME TRUST, THE PROPOSED SALE TO GRIFFIN, THE PLAN OF DISSOLUTION AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, and at Global Income Trust’s website at IncomeTrust.com, under the tab “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

Global Income Trust and its directors and executive officers may be deemed participants in the solicitation of proxies from Global Income Trust’s shareholders in connection with the proposed transactions. Information regarding the special interests of these directors and executive officers in the proposed transactions will be included in the definitive proxy statement referred to above. Additional information regarding Global Income Trust’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 13, 2015. The Annual Report is available free of charge at the SEC’s website at sec.gov, and at Global Income Trust’s website at IncomeTrust.com, under the tab “Investor Relations” and then “SEC Filings.” Other information about the participants in the proxy solicitation will be contained in the proxy statement.